Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they are incorporated by reference in this Registration Statement on Form S-4 of Petrohawk Energy Corporation and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference in such Registration Statement and prospectus of information contained in our report setting forth estimates of reserves and revenue as of December 31, 2005, for the Petrohawk Energy Corporation properties and the information contained in our audit letter setting forth audited estimates of reserves and revenue, as of December 31, 2005, for the KCS Energy, Inc. properties.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Frederic D. Sewell
Frederic D. Sewell, P.E. Chairman and Chief Executive Officer

Dallas, Texas

August 30, 2006